Exhibit 99.1

Contacts:

MEDIA	INVESTORS/ANALYSTS
Mayura Hooper	Richard Fowler
Charles Schwab	Charles Schwab
Phone: 415-667-1525	Phone: 415-667-1841
mayura.hooper@schwab.com	richard.fowler@schwab.com

Schwab Provides Update on Regulatory Actions Related to its Acquisition of TD Ameritrade

SAN FRANCISCO, September 30, 2020 — The Charles Schwab Corporation (“Schwab”) today announced that the Board of Governors of the Federal Reserve System (“Federal Reserve”) approved The Toronto-Dominion Bank (“TD Bank”) to acquire a minority, non-controlling interest in Schwab in connection with Schwab’s proposed acquisition of TD Ameritrade.

The approval and related actions from the Federal Reserve follow the June 4, 2020 announcement that the Antitrust Division of the United States Department of Justice closed its investigation of the proposed acquisition as well as approvals from the stockholders of both companies and regulators in international markets where Schwab is active. As all necessary approvals of the proposed acquisition have now been received, Schwab expects to close the transaction on October 6, subject to the customary closing conditions set forth in the merger agreement.

Schwab President and CEO Walt Bettinger said, “We are very pleased with the Federal Reserve’s actions, which allow us to finalize our planned acquisition of TD Ameritrade. We are now focused on taking the last steps needed to close the transaction so that we can begin the important work of becoming one company and realizing the full potential of this combination on behalf of our clients.”

For clients of the two firms, it is business as usual for now. The integration of TD Ameritrade into Schwab is expected to take 18 to 36 months to complete following the close of the transaction. Until then, Schwab and TD Ameritrade will continue to operate as separate broker-dealers, and clients of the two firms can continue to do business with their respective companies as they do today and can expect the same level of great service. More information will be made available to Schwab and TD Ameritrade clients once the transaction closes.

Forward-Looking Statements

This press release contains forward-looking statements relating to Schwab’s acquisition of TD Ameritrade, including the expected closing date, client benefits, and integration. Achievement of these expectations is subject to risks and uncertainties that could cause actual results to differ materially from the expressed expectations.

Important factors that may cause such differences include, but are not limited to, failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all; litigation challenging the merger; the risk that expected revenue, expense and other synergies from the transaction may not be fully realized or may take longer to realize than expected; the parties are unable to successfully implement their integration strategies; and disruptions to the parties’ businesses as a result of the announcement and pendency of the merger. Other important factors are set forth in Schwab’s and TD Ameritrade’s definitive joint proxy statement/prospectus dated May 4, 2020, as supplemented, and Schwab’s and TD Ameritrade’s most recent reports on Form 10-K and Form 10-Q.

About Charles Schwab

The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with more than 360 offices and 14.3 million active brokerage accounts, 1.7 million corporate retirement plan participants, 1.5 million banking accounts, and $4.5 trillion in client assets as of August 31, 2020. Through its operating subsidiaries, the company provides a full range of wealth management, securities brokerage, banking, asset management, custody, and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiary, Charles Schwab & Co., Inc. (member SIPC, https://www.sipc.org), and affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent, fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its banking subsidiary, Charles Schwab Bank (member FDIC and an Equal Housing Lender), provides banking and lending services and products. More information is available at https://www.schwab.com and https://www.aboutschwab.com.

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